UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 16, 2012

FIRST SOLAR, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33156	20-4623678
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

350 West Washington Street

Suite 600

Tempe, Arizona 85281

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (602) 414-9300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.

On April 16, 2012, executive management of First Solar, Inc. (“First Solar” or the “Company”) approved a set of restructuring initiatives intended to reduce costs and align the Company’s organization with its long-term strategic plan including expected sustainable market opportunities. As part of these initiatives, First Solar will substantially reduce its European operations including the closure of its manufacturing operations in Frankfurt (Oder), Germany by the end of the fourth quarter of 2012, which will reduce headcount by approximately 1,200 positions. Due to the lack of legislative support for utility-scale solar projects in Europe, the Company does not believe there is a business case for continuing manufacturing operations in Germany. Additionally, First Solar will substantially reduce the size of its sales and service support in Mainz, Germany and elsewhere in Europe, which will reduce headcount by approximately 150 positions. First Solar will also be idling indefinitely the capacity of four production lines at its manufacturing center in Kulim, Malaysia beginning in May 2012, which will reduce headcount by approximately 550 positions. These actions, combined with additional reductions in administrative and other staff in North America, will reduce First Solar’s workforce by approximately 2,000 associates, nearly 30% of its approximately 6,800 global total.

The restructuring and related initiatives are expected to result in pre-tax restructuring charges of between $230 million and $350 million, including: (i) between $150 million and $250 million in asset impairments and related charges, primarily related to the Frankfurt (Oder) plant; (ii) between $50 million and $70 million in severance, of which between $40 million and $55 million is related to the Frankfurt (Oder) plant and the Company’s other European operations; and (iii) approximately $30 million for repayment of a German government grant related to the Frankfurt (Oder) operations. Substantially all such pre-tax restructuring charges are not expected to have any offsetting tax benefit, and the Company expects to incur between $10 million and $15 million in tax expense associated with such initiatives for deferred tax asset valuation allowances, primarily related to Germany.

In addition, First Solar has voluntarily prepaid all outstanding indebtedness relating to the construction of its second manufacturing plant at Frankfurt (Oder) under that certain Credit Facility Agreement, dated as of May 18, 2011, among First Solar Manufacturing GmbH, Commerzbank Aktiengesellschaft, Luxembourg Branch, as security agent, and the additional finance parties thereto. The total repayment amount of approximately $145 million will be partially offset by the release of approximately $20 million in cash deposits that were previously restricted as security for the loan. In connection with such repayment, First Solar expects to incur approximately $5 million in repayment related expense.

The above-referenced charges are expected to total between $245 million and $370 million, which will be incurred primarily in the first quarter of 2012 with remaining amounts being incurred throughout the remainder of 2012. Of these expected charges, between $80 million and $120 million are expected to be cash expenditures.

Item 2.06 Material Impairments.

See Item 2.05 Costs Associated with Exit or Disposal Activities.

Item 7.01 Regulation FD Disclosure.

On April 17, 2012, First Solar issued two press releases, a version in the United States and a version in Germany, and will hold a conference call regarding these restructuring initiatives. A copy of these press releases are furnished as Exhibit 99.1 and Exhibit 99.2 to this Form 8-K.

The information in this Item 7.01 of Form 8-K and in Exhibits 99.1 and 99.2 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liability of that Section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 8.01 Other Information.

In connection with a continuing objective of balancing production capabilities with market demand, the Company will be idling indefinitely the capacity of four production lines in Kulim, Malaysia, which will reduce headcount by approximately 550. Production at the other 20 production lines in Malaysia may be idled temporarily to allow the Company to implement upgraded process technologies as part of its accelerated conversion efficiency improvement initiatives, and to better align production with expected market demand. The Company maintains the flexibility to increase Malaysian manufacturing production to all 24 lines when warranted by increased market demand. In terms of production, the Company expects its global annual manufacturing run-rate capacity exiting 2012 to be approximately 1.7 GW, which represents 24 lines (consisting of 20 lines in Malaysia and four lines in Perrysburg, Ohio) capable of running at a line run-rate of approximately 70 MW per year. The Company expects to produce between approximately 1.4 and 1.7 GW of solar modules in 2012.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release of First Solar, dated April 17, 2012.

99.2	Press Release of First Solar, dated April 17, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST SOLAR, INC.
(Registrant)

Date: April 17, 2012	By:	/s/ Mark Widmar
	Name:	Mark Widmar
	Title:	Chief Financial Officer